Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF $474 THOUSAND

FOR SECOND QUARTER 2018

Richardson, Texas – August 14, 2018 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2018.

Intrusion’s net income was $474 thousand in the second quarter 2018, compared to a net loss of $438 thousand in the second quarter 2017 and net income of $346 thousand in the first quarter 2018.

Revenue for the second quarter 2018 was $2.4 million compared to $1.5 million in the second quarter 2017 and $2.3 million for the first quarter 2018.

Gross profit margin was 61 percent of revenue in the second quarter of 2018 compared to 59 percent in the second quarter 2017 and 62 percent in the first quarter 2018.

Intrusion’s second quarter 2018 operating expenses were $0.9 million compared to $1.3 million in the second quarter 2017 and $1.0 million in the first quarter 2018.

As of June 30, 2018, Intrusion reported cash and cash equivalents of $0.4 million, a working capital deficiency of $1.0 million and debt of $1.9 million.

“We were able to reduce our debt to $1.9 million at the end of second quarter 2018 compared to $3.0 million at the end of second quarter 2017 and $3.0 million at end of first quarter 2018. Orders for the second quarter 2018 totaled $2.0 million. Also, we are announcing today the receipt of a $5.5 million order within the last several days,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 21, 2018 by calling 1-855-859-2056. At the replay prompt, enter conference identification number 6884139. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

Second Quarter 2018 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Second Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$376	$224
Accounts receivable	1,068	962
Inventories, net	—	15
Prepaid expenses	418	89
Total current assets	1,862	1,290

Property and equipment, net	223	124
Other assets	38	38
TOTAL ASSETS	$2,123	$1,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,379	$1,182
Dividends payable	520	447
Obligations under capital lease, current portion	56	44
Deferred revenue	947	406
Total current liabilities	2,902	2,079

Loan payable to officer	1,815	2,865
Obligations under capital lease, noncurrent portion	60	17

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200 Liquidation preference of $1,188 in 2018 and $1,163 in 2017	707	707
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,356 in 2018 and $1,328 in 2017	724	724
Series 3 shares issued and outstanding – 289 Liquidation preference of $744 in 2018 and $728 in 2017	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,027 in 2018 and 12,808 in 2017 Outstanding shares – 13,017 in 2018 and 12,798 in 2017	130	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,551	56,518
Accumulated deficit	(60,709)	(61,529)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(2,654)	(3,509)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,123	$1,452

Intrusion

Second Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$2,369	$1,543	$4,632	$3,102
Cost of revenue	926	632	1,778	1,215

Gross profit	1,443	911	2,854	1,887

Operating expenses:
Sales and marketing	431	415	845	776
Research and development	200	594	503	1,179
General and administrative	290	282	585	613

Operating income (loss)	522	(380)	921	(681)

Interest expense, net	(48)	(58)	(101)	(108)

Income (loss) before income taxes	474	(438)	820	(789)

Income tax provision	—	—	—	—

Net income (loss)	$474	$(438)	$820	$(789)

Preferred stock dividends accrued	(35)	(35)	(69)	(69)
Net income (loss) attributable to common stockholders	$439	$(473)	$751	$(858)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.04)	$0.06	$(0.07)
Diluted	$0.03	$(0.04)	$0.05	$(0.07)

Weighted average common shares outstanding:
Basic	13,017	12,798	12,982	12,772
Diluted	14,791	12,798	14,756	12,772